                                                                     EXHIBIT 2.6

                   TRADEMARK ASSIGNMENT AND CONSENT AGREEMENT


     THIS TRADEMARK ASSIGNMENT AND CONSENT AGREEMENT (the "Agreement") is executed as of ____________________ ("Effective Date") by and between BEI ELECTRONICS, INC. ("Electronics") a Delaware corporation having its principal place of business at One Post Street, San Francisco, CA 94104, and BEI TECHNOLOGIES, INC. ("Technologies"), a Delaware corporation having its principal place of business at One Post Street, San Francisco, CA 94104.

                                    RECITALS

     Electronics and its wholly-owned subsidiary, BEI Sensors & Systems Company, Inc. have adopted, are using or intend to use certain trade names and trademarks in connection with sensors, engineered subsystems and associated components used for the control of precision machinery and equipment, and Electronics and its majority-owned subsidiary, BEI Medical Systems Company, Inc., have adopted, are using or intend to use certain trade names and trade marks in connection with medical equipment instruments and supplies, some of which, in each case, contain or comprise the term BEI alone or in combination with other words or designs.

     Technologies has been created to independently assume and through subsidiaries to conduct the portion of Electronics' business related to sensors, engineered subsystems and associated components used for the control of precision machinery and equipment.

     Electronics desires to grant, and Technologies desires to acquire, rights in certain of Electronics' trade names and trademarks, some of which contain or comprise the term BEI alone or in combination with other words or designs.

     Electronics and Technologies further desire to delineate their respective trademark rights on a worldwide basis.

                                   AGREEMENT

     NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth below, the parties hereby agree as follows.

     1.   ASSIGNMENT OF MARKS.

          Electronics hereby assigns to Technologies all right, title, and interest which it may have in and to the marks set forth in Schedule A (the "Marks"), together with the goodwill of the business symbolized by the Marks. Electronics will, at Technologies' expense, execute such further instruments and take such further actions as may be necessary or appropriate to further effect, evidence and record such assignments as necessary with governmental agencies.

     2.   DISCLAIMER OF WARRANTY.

          All Marks assigned pursuant to this Agreement are assigned "as-is" with respect to any trademark, service mark, trade name, or other designation subject to this Agreement. Electronics makes no representation or warranty, and disclaims all representations and warranties as to: (1) the validity of any trademark or service mark registration; (2) its right to use any trademark, service mark, trade name or other designation; (3) the registrability of any term, designation, or other symbol as a trademark or service mark; (4) non-infringement; or (5) any other right or interest pertaining to any trademark, service mark, trade name, or other designation.

     3.  CONSENT TO OTHER PARTY'S USE OF BEI MARKS AND NAMES.

          3.1 Technologies may use or register, or attempt to register any trademark, service mark, trade name, or other designation containing or comprising the term BEI, or any transliteration or translation thereof, throughout the world in connection with
(1) electronic devices and equipment used in non-medical applications and (2) services related to the sale or use of those goods (the "Technologies Business").

          3.2 Electronics may use, register, or attempt to register any trademark, service mark, trade name, or other designation containing or comprising the term BEI, or any transliteration or translation thereof, throughout the world in connection with (1) medical equipment, instruments and other goods specifically used for medical care and (2) services related to the sale or use of those goods (the "Electronics Medical Business").

          3.3 Technologies will not use, register or attempt to register anywhere in the world:

          The BEI Triangular logo shown in Schedule B or any mark, logo or designation confusingly similar thereto, provided that it may use the BEI Rectangular logo shown in Schedule C without restriction;

          Any trademark, service mark, trade name or other designation containing or comprising the term BEI in combination with the word "Medical" or other term connoting the medical or health care fields or any transliteration or translation thereof; or

          Any trademark, service mark, trade name or other designation containing or comprising the term BEI, or any transliteration or translation thereof, in connection with the Electronics Medical Business.

          3.4  Electronics will not use, register or attempt to register:

          The BEI Rectangular logo shown in Schedule C or any mark, logo or designation confusingly similar thereto, provided that it may use the BEI triangular logo shown in Schedule B without restriction;

          Any trademark, service mark, trade name or other designation containing or comprising the term BEI in combination with the word "Technologies" or "Technology" or any transliteration or translation thereof; provided that Electronics may use the words "technology" or "technologies" in their ordinary descriptive sense in identifying its goods, services or business; or

          Any trademark, service mark, trade name or other designation containing or comprising the term BEI, or any transliteration or translation thereof, in connection with the Technologies Business.

          3.5 Technologies will not challenge Electronics' use of, registration of, or attempt to register, any trademark, service mark, trade name, or other designation comprising or containing the term BEI or any transliteration or translation thereof in connection with the Electronics Medical Business, unless such use, registration, or attempt to register violates the terms of paragraph
3.4 herein.

          3.6 Electronics will not challenge Technologies' use of, registration of, or attempt to register, any trademark, service mark, trade name, or other designation comprising or containing the term BEI or any transliteration or translation thereof in connection with the Technologies Business, unless such use, registration, or attempt to register violates the terms of paragraph 3.3 herein.

          3.7 Neither party may use any trade name comprising the term BEI or any transliteration or translation thereof solely in combination with any geographic term to identify its business, goods, or services where doing so would be likely to cause confusion with the other party.

          3.8 The parties will cooperate with each other as needed in providing evidence of the consents given herein or otherwise in effecting trademark, service mark, or business name registration or for other purposes for which such evidence may be needed consistent with the terms of this Agreement.

          3.9 The parties believe that there is not likely to be confusion as to their respective products or businesses if each party complies with the foregoing terms governing use or registration of marks and names. In the event such confusion occurs, the parties will cooperate as necessary and use all commercially reasonable efforts to promptly resolve any such confusion and, if appropriate, to direct third parties to the correct party. The parties agree to use all commercially reasonable efforts to correct mistakes appearing in the communications media regarding their respective corporate or trade names, trademarks, or service marks and to respond to oral inquiries regarding the parties' corporate or trade names, trademarks, or service marks by stating, to the extent necessary to correct mistakes or respond to an inquiry, accurate information about the parties' respective businesses or products.

     4.   TERM AND TERMINATION.

          4.1 This Agreement shall be effective on the Effective Date. The consent provisions as set forth in Section 3 shall continue in perpetuity unless terminated in accordance with the provisions of this Agreement.

          4.2 If either party discontinues all use of the mark BEI in the ordinary course of trade everywhere in the world, including all use by subsidiaries, affiliates, or licensees for the benefit of that party, for a period of three consecutive years, the limitations on the other party's use of the mark BEI in Paragraph 3.3 or Paragraph 3.4 of this Agreement, as the case may be, shall terminate.

     5.   GOVERNING LAW.

          This Agreement shall be governed by and construed in accordance with the trademark laws of the United States as they apply to trademark matters and in accordance with the laws of the State of California as applied to contracts entered into between California residents and to be performed entirely within the State of California.

     6.   BREACH AND OPPORTUNITY TO CURE.

          6.1 In the event that either party breaches any of its obligations under this Agreement, the party claiming breach shall give notice in writing to the other party. If the breach is curable, the party claimed to have breached the Agreement shall have 45 days to cure the breach before the party claiming the breach may bring legal action. Any statute of limitation governing such claim shall be tolled pending the cure period. Notwithstanding the foregoing, where a party reasonably believes that a breach of an obligation under this Agreement may result in immediate, irreparable harm, the party shall be entitled to seek injunctive relief first.

     7.   ATTORNEYS' FEES AND COSTS.

          In the event either party hereto shall bring any action to enforce any rights hereunder, the prevailing party in such action shall be entitled, in addition to any other relief awarded by the court, to recover its reasonable attorneys' fees and litigation expenses.

     8.   DISPUTE RESOLUTION.

          8.1 ALTERNATIVE DISPUTE RESOLUTION. In the event of a controversy, dispute or claim (other than controversies, disputes or claims related to infringement, validity or enforceability of the Marks) arising out of, in connection with, or in relation to the interpretation, performance, nonperformance, validity or breach of this Agreement or otherwise arising out of, or in any way related to this Agreement, including, without limitation, any claim based on contract, tort, statute or constitution (collectively, "Agreement Disputes"), such matters shall be resolved in accordance with the provisions of
Article 4 of the Distribution Agreement between the parties dated as of the Effective Date.

          8.2 CONSENT TO JURISDICTION. This Section 8.2 shall not limit the provisions of Sections 8.1 hereof. Each party irrevocably submits to the exclusive personal jurisdiction and venue of (a) the Superior Court for the City and County of San Francisco, California and (b) the United States District Court for the Northern District of California for the purposes of any suit, action or other proceeding arising out of this Agreement or any transaction contemplated hereby. Each party agrees to commence any action, suit or proceeding relating hereto either in the United States District Court for the Northern District of California located in San Francisco, California or if such suit, action or other proceeding may not be brought in such court for jurisdictional reasons, in the Superior Court for the City and County of San Francisco, California. Each party further agrees that service of any process, summons, notice or document by U.S. registered mail to such Party's address set forth above shall be effective service of process for any action, suit or proceeding in California with respect to any matters to which it has submitted to jurisdiction in this Section 8.2. Each party irrevocably and unconditionally waives any objection to the laying of venue of any action, suit or proceeding arising out of this Agreement or the transactions contemplated hereby in (i) the Superior Court for the City and County of San Francisco, California, or (ii) the United States District Court for the Northern District of California located in San Francisco, California, and hereby further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum.

     9.   NOTICES.

          All notices and other communications hereunder shall be in writing and hand delivered or mailed by registered or certified mail (return receipt requested) or sent by any means of electronic message transmission with delivery confirmed (by voice or otherwise) to the parties at the following addresses (or at such other addresses for a party as shall be specified by like notice) and will be deemed given on the date on which such notice is received:

     To BEI ELECTRONICS, INC.:

     Prior to the Effective Time:
     One Post Street, Suite 2500
     San Francisco, CA  94104
     Attn:  President

     After the Effective Time:

     83 Hobart Street
     Hackensack, NJ  07601
     Attn:  President

     With a copy to:

     One Post Street, Suite 2500
     San Francisco, CA  94104
     Attn:  Chairman

     To BEI TECHNOLOGIES, INC.:

     One Post Street, Suite 2500
     San Francisco, CA  94104
     Attn:  President

     10.  ENTIRE AGREEMENT.

          This Agreement constitutes the complete, final and exclusive agreement between the parties with respect to the subject matter hereof and shall supersede any and all prior oral or written representations, conditions, warranties, understandings, proposals or agreements between the parties regarding the subject matter hereof.

     11.  AMENDMENT AND WAIVER.

          No provision of this Agreement may be amended or waived except by a writing signed by both parties.

     12.  SEVERABILITY.

          In the event any one or more of the provisions contained in this Agreement should be held invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein and therein shall not in any way be affected or impaired thereby. The parties shall endeavor in good-faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions, the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.

     13.  ASSIGNMENT.

          13.1 LIMITATIONS ON ASSIGNMENT. This Agreement shall not be assigned by either party to a third party without the prior written consent of the other party, which consent shall not be unreasonably withheld, except to: a Subsidiary of a party, or a successor to the business of such party to which this Agreement relates, or a successor to all or substantially all of the assets of such party, provided that the successor agrees in writing to accept the rights and to be bound by the obligations of the assigning party, any other assignment being void.

          13.2 VIOLATION. Any assignment in violation of this Section 13 shall be void and any attempt to assign or actual assignment in derogation of this prohibition shall be a material breach of this Agreement.

     14.  THIRD PARTY BENEFICIARIES.

          This Agreement is solely for the benefit of the parties hereto and their respective Subsidiaries and should not be deemed to confer upon third parties any remedy, claim, liability, reimbursement, claim of action or other right in excess of those existing without reference to this Agreement.

     15.  FORCE MAJEURE.

          15.1 ACTS CONSTITUTING FORCE MAJEURE. Neither party shall be liable to the other for a delay in its performance of this Agreement arising from causes beyond its reasonable control. Without limiting the generality of the foregoing, such events include any act of God; accident; explosion; fire; earthquake; flood; strikes; labor disputes; riots; sabotage; embargo; equipment failure; federal, state, or local legal restriction or limitation. Neither party shall be required to resolve labor disputes, but shall use commercially reasonable efforts to seek alternative sources to the extent practicable.

          15.2 NOTICE REQUIREMENT. When circumstances occur that delay the performance of either party under this Agreement, whether or not such circumstances are excused pursuant to Section 15.1 above, such party shall, when it first becomes aware of such circumstances, promptly notify the other party, by facsimile or by telephone confirmed in writing within two (2) business days in the case of oral notice. Within ten (10) business days of the date when either party first becomes aware of the event which it contends is responsible for the delay, it shall supply to the other party in writing the reason(s) for and anticipated duration of such delay, the measures taken and to be taken to prevent or minimize the delay, and the timetable for the implementation of such measures.

     IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

BEI TECHNOLOGIES, INC.              BEI ELECTRONICS, INC.
a Delaware corporation              a Delaware corporation



By:  ___________________________     By:  _______________________

Its: ___________________________     Its: _______________________

Address:  One Post Street, Suite 2500    Address:   One Post Street, Suite 2500
          San Francisco, CA 94104                   San Francisco, CA 94104

                                   SCHEDULE A

           ELECTRONICS' COMMON-LAW, PENDING OR REGISTERED TRADEMARKS
                                 TO BE ASSIGNED


MARK                          APPLICATION/REGISTRATION NO.      COUNTRY

BEI                                  1,109,920               United States
BEI and CODE DISK DESIGN             1,097,296               United States
BEI and ROCKET DESIGN                1,107,102               United States
BEI THE ENCODER COMPANY              1,223,228               United States
COMTRAC                                                      United States
DIGILINE                               925,506               United States
DIGISEC                                757,742               United States
EDCLIFF                                705,558               United States
EXPRESS ENCODER                                              United States
GYROCHIP                             1,787,945               United States
HORIZON                             75/267,840               United States
INSTAMOUNT                                                   United States
MICRO-LOC                            1,142,345               United States
MICROSERIES                                                  United States
MODEL H2O                           75/087,544               United States
MODEL H25                           75/087,396               United States
MOTIONPAK                            1,898,649               United States
OPTICAL RESOLVER                     1,128,865               United States
SLIDELINE                              951,891               United States
ULTRA-LOC                            1,102,029               United States
WAVELABS                               917,159               United States


BEI                                 TMA290,044               Canada

BEI and DESIGN                        94520745               France
BEI and DESIGN                         1238124               France

BEI and DESIGN                         1062171               Germany
BEI and DESIGN                         2077915               Germany

BEI and DESIGN                          420908               Italy

BEI and DESIGN                         2042047               Japan

BEI and DESIGN                         1202771               United Kingdom

                                   SCHEDULE B

                              BEI TRIANGULAR LOGO

                                   SCHEDULE C

                              BEI RECTANGULAR LOGO

                                       14